EXHIBIT 15

May 6, 2005

CRT Properties, Inc.
225 NE Mizner Blvd Suite 200
Boca Raton, Florida 33432

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of CRT Properties, Inc. and subsidiaries, for the periods ended March 31, 2005 and 2004, as indicated in our report dated May 6, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, is incorporated by reference in Registration Statement No. 33-55179 of CRT Properties, Inc. on Form S-3, Registration Statement No. 33-54617 of CRT Properties, Inc. on Form S-8, Registration Statement No. 33-54621 of CRT Properties, Inc. on Form S-8, Registration Statement No. 333-116056 of CRT Properties, Inc. on Form S-3, Registration Statement No. 333-20975 of CRT Properties, Inc. on Form S-3, Registration Statement No. 33-54765 of CRT Properties, Inc. on Form S-3, Registration Statement No. 333-23429 of CRT Properties, Inc. on Form S-8, Registration Statement No. 333-37919 of CRT Properties, Inc. on Form S-3, Registration Statement No. 333-33388 of CRT Properties, Inc. on Form S-8 and Registration Statement No. 333-38712 of CRT Properties, Inc. on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP
West Palm Beach, Florida
May 6, 2005